Exhibit 99.1

  American Technical Ceramics Corp. Announces First Quarter Financial Results


     HUNTINGTON STATION, N.Y.--(BUSINESS WIRE)--Nov. 3, 2005--AMERICAN TECHNICAL CERAMICS CORP. (AMEX Symbol: AMK), a leading manufacturer of high-performance electronic components, including capacitors and thin film circuits for a broad range of commercial and military applications, today announced financial results for the first fiscal quarter ended September 30, 2005.
     Net sales for the quarter ended September 30, 2005 increased 3% to $17,502,000 from $16,928,000 in the comparable quarter in fiscal year 2005. Net loss amounted to ($691,000), or a diluted loss per common share of ($0.08), compared with net income of $600,000, or a diluted earnings per common share of $0.07, for the comparable quarter ended September 30, 2004.
     Management stated that the increase in net sales compared to the comparable quarter in the prior fiscal year was due to increases in sales across a majority of the Company's product lines. The Company experienced some softness early in the quarter during the summer vacation period which, in part, explains the decline in revenue from the immediately preceding quarter.
     The Company's revenues were also impacted during the conversion of the Company's sales and manufacturing functions to its Enterprise Resource Planning System. During this time, the Company was not able to ship product at normal levels. In order to maintain its excellent customer service levels, the Company suspended the conversion and returned to its legacy system for these functions.
     Management stated that the decrease in net income compared to the comparable quarter in the prior fiscal year was due in part to the delay in product shipments and increased expenses resulting from the conversion efforts.
     Victor Insetta, President and Chief Executive Officer of the Company, stated, "We are obviously disappointed with the first quarter's results. At the end of September there was a substantial backlog of past due orders. Currently, this past due backlog has been reduced to a normal level. Operations have been restored to normal. Our outlook for the full fiscal year is still positive and we believe we are positioned to fully support the strong demand in the marketplace that we are seeing."
     American Technical Ceramics Corp. designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors and custom thin film circuits. The Company's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment.
     The Company invites you to participate in its upcoming quarterly investors' conference call with management. The details are as follows:


                       Friday, November 4, 2005
                        11:00 A.M. Eastern Time
                      TOLL FREE CALL IN NUMBERS:
             800-510-9661 and 617-614-3452 (International)
                           Passcode 16629030


     A replay of the call will be available for approximately one week beginning shortly after the call ends. The numbers to call to hear the replay are 888-286-8010 (USA) and 617-801-6888 (International). The access code is 36854836.
     A live webcast of the call will begin at 11:00 a.m., Eastern Time, on Friday, November 4, 2005. To access the webcast, go to the Company's website, www.atceramics.com, and click on the webcast icon in the Investor Relations section. This webcast will be available for two weeks.

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, economic and political conditions, the impact of competitive products, product demand and market acceptance risks, changes in product mix, costs and availability of raw materials, fluctuations in operating results, delays in development of highly-complex products, risks associated with international sales and sales to the U.S. military, risk of customer contract or sales order cancellation and other risks detailed from time to time in American Technical Ceramics Corp.'s filings with the Securities and Exchange Commission, including, without limitation, those contained under the caption "Item 1. BUSINESS - CAUTIONARY STATEMENTS REGARDING FORWARD - LOOKING STATEMENTS" in the Company's Annual Report on Form 10-K. These risks could cause the Company's actual results for future periods to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Any forward-looking statements represent the Company's expectations or forecasts only as of the date they were made and should not be relied upon as representing its expectations or forecasts as of any subsequent date. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, even if its expectations or forecasts change.



          American Technical Ceramics Corp. and Subsidiaries
          --------------------------------------------------
                 (in thousands, except per share data)



              Condensed Consolidated Balance Sheet Data
              -----------------------------------------

                                      September 30, 2005 June 30, 2005
                                      ------------------ -------------
Cash and Investments                             $6,888        $6,950
Accounts Receivable                               8,304        10,008
Inventories                                      27,192        27,540
Current Assets                                   46,511        48,173
Total Assets                                     77,862        77,872
Current Liabilities                               8,564         9,141
Total Liabilities                                18,097        17,725
Total Stockholders' Equity                       59,765        60,147



         Condensed Consolidated Statement of Operations Data
         ---------------------------------------------------
                                               Three Months Ended
                                           ---------------------------
                                           September 30, September 30,
                                                2005          2004
                                           ------------- -------------
Net Sales                                       $17,502       $16,928
Gross Profit                                      3,875         5,292
Operating (Loss)/Income                            (887)          920
Net (Loss)/Income                                  (691)          600
(Loss)/Earnings Per Common Share:
    Basic                                        $(0.08)        $0.07
    Diluted                                      $(0.08)        $0.07
Weighted Average Common Shares
 Outstanding:
    Basic                                         8,516         8,263
    Diluted                                       8,516         8,642



     CONTACT: American Technical Ceramics Corp.
              Kathleen M. Kelly, 631-622-4710
              invest@atceramics.com
              or
              The Global Consulting Group
              Allan Jordan, 646-284-9400
              ajordan@hfgcg.com